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                                                                    Exhibit 12

                          GEOTEK COMMUNICATIONS, INC.
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                            (Dollars in Thousands)
                                  (Unaudited)

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                                   For the Three
                                   Months Ended                  For the Year Ended December 31,
                                   March 31 1996           1995      1994       1993     1992      1991
                                   -------------           ----      ----       ----     ----      ----
Earnings (Loss) Before
  Income Taxes ..............         (25,526)           (89,949)  (41,574)   (51,896)  (2,381)      (941)
Add Fixed Charges............            8,750            23,313     7,300      3,529    2,126      3,103
Less Preferred Dividends                (1,278)           (4,132)   (2,066)      (246)    (777)    (1,155))
                                       -------            -------  -------    -------   ------    --------
  Total Earnings.............           18,054           (65,768)  (36,340)   (48,613)  (1,032)    (1,007))
                                        ======           ========  ========   ========  =======    ========

Fixed Charges

Total Interest Expenses
  Interest...................            6,672            16,714     3,101      2,591    1,099      1,712
Interest Portion of
  Rental Expenses............              800             2,467     2,133        692      250        236
Preferred Dividends..........            1,278             4,132     2,066        246      777      1,155
                                         -----             -----    ------     ------   ------      -----
  Total Fixed Charges                    8,750            23,313     7,300      3,529    2,126      3,103
                                         =====            ======    ======     ======   ======      =====
Ratio of Earnings to
  Fixed Charges..............                *                  *        *          *        *        .32

* There was an earnings deficiency of $26,804 for the three months ended March 31, 1996 and $89,081, $43,640, $52,142 and $3,154 for the
     years ended 1995, 1994, 1993 and 1992, respectively.
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